Exhibit 10.15
DESCRIPTION OF DIRECTOR COMPENSATION ARRANGEMENTS
Compensation of Directors who are Employees of the Company
Employees of TJX are not paid for their service as a director.
Compensation of Non-Employee Directors
     For fiscal 2008, we paid all of our non-employee directors as follows:
•	Annual retainer of $40,000 for each director.

•	Additional annual retainer of $10,000 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director.

•	Fee of $1,500 for each Board meeting attended.

•	Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each Committee meeting attended as Committee chair.

•	Two annual deferred share awards, each representing shares of our common stock valued at $50,000.
     Directors are not paid fees for attendance at Board and committee meetings that are short in duration. The Executive Committee does not receive the committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards are granted under our Stock Incentive Plan (SIP). One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on service as a director until the annual meeting next following the award and is payable with accumulated dividends in stock at vesting date, unless an irrevocable advance election is made whereby it is payable at the same time as the first award. Deferred share awards and deferred dividends on those awards are granted under our SIP and are distributed as shares of common stock when the director leaves the Board or upon a change of control.
     Directors may participate in our General Deferred Compensation Plan (GDCP), under which amounts deferred earn interest at a periodically adjusted market-based rate and are paid at retirement from the Board. Effective January 1, 2008, no further deferrals by directors into the GDCP were permitted, and directors were eligible to participate in our Executive Savings Plan, another elective non-qualified deferred compensation plan under which deferred amounts earn a return based on notional investments in mutual funds or other market investments. Our employee directors are not paid additional compensation for their service as directors. We do not provide retirement or insurance benefits for our non-employee directors.
     The Corporate Governance Committee is responsible for reviewing and recommending non-employee Director compensation to the Board. In fiscal 2008, the Committee, with the assistance of Cook, reviewed the amount and forms of compensation of non-employee directors, committee members and the Lead Director and benchmarked the total compensation and each type against the peer companies. For fiscal 2009 the annual retainer for each non-employee director is $50,000. Cook is an independent compensation consultant directly retained by the Committee, which set the fees and scope of this assignment. The compensation set forth above was recommended to the Board, which it adopted effective in fiscal 2009.